EXHIBIT 1

Transactions in the Common Shares of the Issuer by FdSM
From: The filing of Amendment No. 2 to Statement on Schedule 13D on November 7, 2007
To: November 20, 2007

FdSM

Transaction	Date	Price (In $)	Number of Shares
Purchase	November 8, 2007	3.9956	31,140
Purchase	November 16, 2007	4.0000	968,860
Purchase	November 19, 2007	3.9900	73,933
Purchase	November 20, 2007	3.9900	31,067